Exhibit 10.3

CONSULTANT AGREEMENT

This Consultant Agreement (the "Agreement") is made and entered into effective as of the 6th day of May, 2005 (the "Effective Date"), between Garuda Capital Corp. a Company incorporated in the State of Nevada with offices at 502 –1978 Vine Street, Vancouver, British Columbia, V6K 4S1 (the "Company") and Newhaven Resources Ltd., a corporation with offices at #101 – 525 Seymour Street, Vancouver, BC, V6B 3H7 (the “Consultant”).

WHEREAS:

A.                The Company intends to set up a corporation in Ghana, through which it intends to set up mining operations in Ghana.

B.                The Company desires to retain the Consultant to provide consultant services to the Company on the terms and subject to the conditions of this Agreement.

C.                The Consultant has agreed to provide the Company with a right of first refusal to participate with the Consultant on projects in Ghana.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.                ENGAGEMENT AS A CONSULTANT

1.1               The Company hereby engages the Consultant as a consultant to provide the services of the Consultant in accordance with the terms and conditions of this Agreement and the Consultant hereby accepts such engagement.

2.                TERM OF THIS AGREEMENT

2.1               The term of this Agreement shall become effective and begin as of the Effective Date, and shall continue until the close of business on May 31, 2006 (the “Term”).

3.                CONSULTANT SERVICES AND RIGHTS

3.1               The Consultant agrees to perform the following services and undertake the following responsibilities and duties to the Company to be provided by the Consultant to the Company as services, and to give the Company the following rights (the "Services and Rights"):

(a)	Ghana Incorporation

The Consultant shall help with the incorporation and licensing of a Ghanaian corporation for the Company’s planned mining operations in Ghana (the “Ghana Subsidiary”);

(b)	Provision of Offices

the Consultant shall provide a serviced office accommodation in Accra, Ghana for twelve months beginning on June 1, 2005, which shall include a telephone answering service, facsimile services, and participation in a joint map room;

(c)	Management

the Consultant shall:

	i.	supervise and manage the Ghana Subsidiary’s projects in Ghana for 12 months;
	ii.	assist in establishing a field operation on the property in Ghana referred to as the “Ho property”;
	iii.	allow the Ghana Subsidiary to use equipment belonging to the Consultant for use in the field operation on the Ho property;
	iv.	provide other services that relate to the Ghana Subsidiary and its potential projects in Ghana as requested by the Company and mutually agreed; and

(d)	Right of First Refusal

in the event of any offer acceptable to the Consultant relating to mining projects in Ghana at any time or times during the Term, the Consultant, prior to acceptance thereof, shall give the Company, with respect to each such offer, written notice thereof and a copy of said offer including the name and address of the proposed entity making the offer (the “Offeror”) and the name and location of the mining project (the “Project”), and the Company shall have the option and right of first refusal for sixty (60) days after receipt of such notice within which to elect to participate in the Project on the terms of said offer. If the Company shall elect to participate in the Project pursuant to the option and first refusal herein granted, it shall give notice of such election within such sixty (60) day period. The Company's failure at any time to exercise its option under this paragraph shall not affect this agreement and the continuance of the Company's rights and options under this and any other paragraph of this agreement.

3.1               In providing the Services and Rights, the Consultant will:

(a)	comply with all applicable federal, provincial, local and foreign statutes, laws and regulations;

(b)	not make any misrepresentation or omit to state any material fact that will result in a misrepresentation regarding the business of the Company; and

(c)	not disclose, release or publish any information regarding the Company without the prior written consent of the Company.

3.4               The Consultant will at all times be an independent contractor and the Consultant will not be deemed to be an employee of the Company.

4                 CONSULTANT FEE

4.1               The Consultant Services described in paragraph 3.1(c)(iv) may be charged in cash by mutual agreement. In consideration for the provision of the balance of the Services and Rights during the Term, the Company will issue to Bruce Luckman, an employee of the Consultant, a flat fee of 1,000,000 shares of the common stock of Garuda Capital Corp., the sole shareholder of the Company, each share with a deemed price of $0.12 (US), the most recent price of the stock as of May 6, 2005, for total compensation of $112,000 (US). The shares shall be registered pursuant to Form S-8 and shall be free from any trading restrictions.

5                 REIMBURSEMENT OF EXPENSES

5.1               The Company will pay to the Consultant the reasonable third party expenses incurred by the Consultant in provision of the Services and Rights, provided the Consultant has obtained the prior written approval of the Company.

6.                TERMINATION

6.1               The Company may terminate this Agreement at any time by giving 30 days notice to the Consultant.

7.               PROPRIETARY INFORMATION

7.1               The Consultant will not at any time, whether during or after the termination of this Agreement for any reason, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business, products or finances of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing the Consultant Services to the Company, and the Consultant shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the Company. Trade secrets or confidential information shall include, but not be limited to, the Company's financial statements and projections, expansion proposals, product packaging, advertising and marketing, business plans and details of its business relationships with suppliers and distributors, agents and other parties not otherwise publicly available.

8.                RELIEF

8.1               The Consultant hereby expressly acknowledges that any breach or threatened breach by the Consultant of any of the terms set forth in Section 7 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish, and any such breach or threatened breach will provide the Company with any and all rights and remedies to which it may be entitled under the law, including but not limited to injunctive relief or other equitable remedies.

9.                INDEMNIFICATION

9.1               The Consultant will indemnify and defend and hold the Company harmless against any claims, actions, suits, proceedings, investigations, losses, expenses, demands, obligations, liabilities, judgments, fines, fees, costs and expenses (including costs and reasonable attorney fees) and any amounts paid in settlements in any of the foregoing which arise or result from or are related to any breach or failure of the Consultant to perform any of its covenants and agreements set forth in this Agreement. The indemnification provisions of this paragraph shall survive the termination and expiration of this Agreement.

10.               PARTIES BENEFITED; ASSIGNMENTS

10.1              This Agreement shall be binding upon, and inure to the benefit of, the Consultant, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Consultant.

11.               NOTICES

11.1              Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by courier, addressed to the Company at its then principal office, or to the Consultant, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 11. Notices shall be deemed given when delivered.

12.               GOVERNING LAW

12.1              This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and each party hereto attorns to the exclusive jurisdiction of the courts of the Province of British Columbia.

13.               REPRESENTATIONS AND WARRANTIES

13.1              The Consultant represents and warrants to the Company that (a) the Consultant is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or other rights of Company hereunder, and (b) the Consultant is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

14.               MISCELLANEOUS

14.1              This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

14.2              This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof.

14.3              No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

14.4              A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

14.5              This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

14.6              The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

14.7              The Consultant may assign the benefit of this Agreement to a private corporation controlled by the Consultant, provided that such assignment will not relieve the Consultant from his obligations to the Company arising under this Agreement.

14.8              This Agreement replaces and supercedes all other consultant and employment agreements between the Company and the Consultant and any amendments hereto.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

GARUDA CAPITAL CORP.

/s/ C. Robin Relph
per: C. Robin Relph, Chairman of the Board

NEWHAVEN RESOURCES LTD.

/s/ Bruce Luckman
per: Bruce Luckman, Executive Director